Exhibit 10.1
COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN
(AMENDED AND RESTATED AS OF AUGUST 4, 2010)

-i-

COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN
(AMENDED AND RESTATED AS OF AUGUST 4, 2010)
1.	General Statement of Purpose. The Board of Directors (the “Board”) of Cooper Tire & Rubber Company (the “Company”) has considered the effect a change in control of the Company may have on certain executives of the Company and its Affiliated Employers (as defined below). The executives have made and are expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company. The Company recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, desires to assure itself of both the present and future continuity of management, desires to establish certain minimum severance benefits for certain of its executives applicable in a change in control, and wishes to insure that its executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a change in control.
As a result, the Board believes that the Cooper Tire & Rubber Company Change in Control Severance Pay Plan (the “Plan”) will assist the Company in attracting and retaining qualified executives. Accordingly, the Plan originally effective as of June 6, 2000 (the “Effective Date”), as subsequently amended, is amended and restated as of August 4, 2010.
2.	Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:
(a)	“Affiliated Employer” means any corporation, partnership, limited liability company, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

(b)	“Award Agreement” means an award agreement evidencing a grant of an equity award between the Executive and the Company.

(c)	“Base Pay” means, with respect to each Executive, the rate of annual base salary payable to the Executive at the time the Executive’s employment is terminated pursuant to either Section 4(b) or Section 4(c) of this Plan (including a Pre-Change in Control Qualifying Termination) (without regard to any reduction that would otherwise constitute Good Reason), or, if greater, the rate of annual base salary payable to the Executive on the date immediately prior to a Change in Control.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means that, prior to any termination of employment pursuant to Section 4(c), the Executive shall have committed:

(i)	any act or omission constituting a material breach by the Executive of any of his significant obligations to or agreements with the Company or an Affiliated Employer or the continued failure or refusal of the Executive to adequately perform the duties reasonably required by the Company or an Affiliated Employer which, in each case, is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliated Employer thereof, after notification by the Board of such breach, failure or refusal and failure of the Executive to correct such breach, failure or refusal within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii)	any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliated Employer, and failure of the Executive to correct such act or omission within thirty (30) days after notification by the Board of any such act or omission (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(iii)	the Executive is found guilty of, or pleads guilty or nolo contendere to, a felony or any criminal act involving fraud, embezzlement, or theft.
For purposes of this Plan, no act, or failure to act, on the Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith and with a reasonable belief that the Executive’s action or omission was in the best interest of the Company or any Affiliated Employer. Any notification to be given by the Board in accordance with Section 2(e)(i) or 2(e)(ii) shall be in writing and shall specifically identify the breach, failure, refusal, act or omission to which the notification relates and, in the case of Section 2(e)(i) or 2(e)(ii) shall describe the injury to the Company or any Affiliated Employer, and such notification must be given within twelve (12) months of the Board becoming aware of the breach, failure, refusal, act, omission or injury identified in the notification. Failure to notify the Executive within any such twelve (12) month period shall be deemed to be a waiver by the Board of any such breach, failure, refusal, act or omission by the Executive and any such breach, failure, refusal, act or omission by the Executive shall not then be determined to be a breach of this Plan. For the avoidance of doubt and for the purpose of determining Cause, the exercise of business judgment by the Executive shall not be determined to be Cause, even if such business judgment materially injures the financial condition or business reputation of, or is otherwise materially injurious to the Company or any Affiliated Employer, unless such business judgment by the Executive was not made in good faith, or constitutes willful or wanton misconduct, or was an intentional violation of state or federal law. In addition, for purposes of this definition of “Cause,” references to an “Affiliated Employer” shall mean the applicable Affiliated Employer for whom the Executive provides services.
(f)	“Change in Control” means the occurrence of any of the following events:

(i)	the Company merges into itself, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former stockholders of the Company immediately prior to such transaction;

(ii)	all or substantially all the assets accounted for on the consolidated balance sheet of the Company are sold or transferred to one or more entities or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the stockholders of the Company immediately prior to such transaction or series of transactions;

(iii)	a person, within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the Effective Date) of the Securities Exchange Act of 1934, (the “Exchange Act”) (a “Person”) becomes the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) (a “Beneficial Owner”) of 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing does not apply to any such acquisition that is made by (w) any Affiliated Employer; (x) any employee benefit plan of the Company or any Affiliated Employer; or (y) any person or group of which employees of the Company or of any Affiliated Employer control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition;” or (z) any person or group that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Executive; or

(iv)	a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on the Effective Date or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, provided that any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest (including but not limited to a consent solicitation) shall in no event be deemed to be a Continuing Director.
(g)	“Code” means the U.S. Internal Revenue Code of 1986 and the rulings and regulations promulgated thereunder, as such law, rulings, and regulations may be amended, from time to time.

(h)	“Committee” means the Compensation Committee of the Board.

(i)	“Committee Action” means a writing by, or minutes of the actions of, the Committee, the substance of which, as to an Executive, has been communicated to such Executive.

(j)	“Common Stock” means the Company’s common stock, par value $1.00 per share.

(k)	“Company” means the Company as hereinbefore defined.

(l)	“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which an Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, stock option, performance share, performance unit, stock purchase, stock appreciation, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Affiliated Employer), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any policies, plans, programs or arrangements that may be adopted hereafter by the Company or an Affiliated Employer.

(m)	“Employer” means the Company and any Affiliated Employer to which the Plan has been extended by the Board and which has adopted the Plan.

(n)	“Executive” means any employee of an Employer who is designated by the Committee to be eligible under the Plan in a Committee Action and is notified in writing by the Company of his participation in the Plan (the notification letter referred to as a “Participation Acknowledgement Letter”).

(o)	“Executive’s Multiple” means the number determined by the Committee from time to time to be identified and provided in the Participation Acknowledgement Letter provided by the Company to each Executive, such number to be used for calculating a portion of each Executive’s Severance Pay and benefits.

(p)	“Incentive Compensation Plans” means the Cooper Tire & Rubber Company 1998, 2001, 2006 and 2010 Incentive Compensation Plans, as amended, and any successor or subsequent incentive compensation plan.

(q)	“Long-Term Performance-Based Incentive Compensation” or “LTP-BIC” means any cash or equity-based compensation program and associated dividend equivalent rights (other than any annual bonus compensation program) in which the amounts paid, earned or vested are based upon achievement of specified performance goals. For the avoidance of doubt, equity awards that are earned, vest or become exercisable based solely upon continued employment and/or the passage of time are not “Long-Term Performance-Based Incentive Compensation.”

(r)	“Plan” means this Cooper Tire & Rubber Company Change in Control Severance Pay Plan (amended and restated as of August 4, 2010), as it may be further amended.

(s)	“Potential Change in Control” means the occurrence of any of the following events:
(i)	The Company enters into a definitive agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	Any Person (other than the Company or any Affiliated Employer) commences (within the meaning of Regulation 14D promulgated under the Exchange Act or any successor regulation) a tender or exchange offer which, if consummated, would result in a Change in Control;

(iii)	Any Person (other than the Company or any Affiliated Employer) files with the Securities and Exchange Commission a preliminary or definitive proxy statement relating to an election contest with respect to the election or removal of directors of the Company which solicitation, if successful, would result in a Change in Control;

(iv)	The acquisition by any Person of an aggregate Beneficial Ownership of 15% or more of the voting power of the then-outstanding voting securities of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(s)(iv), the following acquisitions shall not constitute a Potential Change in Control: (A) any acquisition by the Company or any Affiliated Employer, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Employer; or (C) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G promulgated under the Exchange Act (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D promulgated under the Exchange Act (or any successor schedule), and at the time has Beneficial Ownership of 15% or more of the Outstanding Company Voting Securities, then a Potential Change in Control shall be deemed to occur at such time; or

(v)	The Board adopts a resolution to the effect that a Potential Change in Control has occurred.
(t)	“Potential Change in Control Period” means the time period commencing on the date a Potential Change in Control occurs and ending on the first to occur of (i) the failure of a Change in Control to occur within six (6)months after the occurrence of a Potential Change in Control or (ii) delivery to the Trustee under the Trust Agreement (as defined in Section 6) of a declaration by the Board that the contemplated Change in Control is not likely to occur.

(u)	“Severance Compensation” means Severance Pay and other benefits provided by Section 5(a) of this Plan.

(v)	“Severance Pay” means the amounts payable as set forth in Section 5(a) of this Plan.

(w)	“Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control; (ii) the Executive’s death; or (iii) the date the Executive becomes disabled and qualifies, or would have qualified, to receive disability benefits pursuant to the Company’s long term disability plan in effect immediately prior to the Change in Control, provided that the Executive is eligible to participate in such long-term disability plan (regardless of whether or not the Executive has elected to participate in such long-term disability plan).

(x)	“1998 Option Plan” means the Cooper Tire & Rubber Company 1998 Employee Stock Option Plan, as amended.
3.	Change in Control: Long-Term Performance-Based Incentive Compensation and Annual Bonus.
(a)	Long-Term Performance-Based Incentive Compensation. Upon the occurrence of a Change in Control or a Pre-Change in Control Qualifying Termination (as defined in Section 4(a) below), the Executive shall receive: (i) any outstanding LTP-BIC award which has been notionally earned by or allocated or awarded to the Executive for a fiscal year or performance period or other measuring period completed prior to the date of the Change in Control (or the date of the Pre-Change in Control Qualifying Termination, if applicable) but has not yet been paid (or settled in the case of any equity-based awards), based on the achievement of performance goals for such completed fiscal year, performance period, or other measuring period; and (ii) any outstanding LTP-BIC award which has not been notionally earned by or allocated or awarded to the Executive for an uncompleted fiscal year, performance period, or other measuring period, assuming achievement of performance goals at target level, pro-rated for the number of full and partial months (on a fractional basis based on the number of days in the applicable month) between the commencement date of the current uncompleted fiscal year, performance period or other measuring period and ending on the date of the Change in Control (or the date of the Pre-Change in Control Qualifying Termination, if applicable). The foregoing payments to be made upon a Pre-Change in Control Qualifying Termination are referred to as the “Accelerated Pre-Change in Control Qualifying Termination LTP-BIC Payment” and the payments to be made upon the occurrence of a Change in Control are referred to as the “Accelerated Change in Control LTP-BIC Payment.”

The cash-based portion of the Accelerated Change in Control LTP-BIC Payment shall be paid to the Executive on the 5th day following the Change in Control and the equity-based portion of the Accelerated Change in Control LTP-BIC Payment shall be paid to the Executive at the same time (and in the same form) as the Company pays the per share merger consideration to holders of its Common Stock; provided, that in each case, any cash or equity-based Accelerated Change in Control LTP-BIC Payment subject to a prior deferral election shall be paid in accordance with the terms of such deferral election. The cash and equity-based Accelerated Pre-Change in Control Qualifying Termination LTP-BIC Payment shall be paid to the Executive in accordance with Exhibit A.

(b)	Annual Bonus Compensation: Upon the occurrence of a Change in Control or a Pre-Change in Control Qualifying Termination, the Executive shall receive: (i) any outstanding annual bonus award which has been notionally earned by or allocated or awarded to the Executive for a fiscal year completed prior to the date of the Change in Control (or the date of the Pre-Change in Control Qualifying Termination, if applicable) but has not yet been paid, based on the achievement of performance goals for such completed fiscal year; and (ii) any outstanding annual bonus award which has not been notionally earned by or allocated or awarded to the Executive for an uncompleted fiscal year, performance period, or other measuring period, assuming achievement of performance goals at target level, pro-rated for the number of full and partial months (on a fractional basis based on the number of days in the applicable month) between the commencement date of the current uncompleted fiscal year and ending on the date of the Change in Control (or the date of the Pre-Change in Control Qualifying Termination, if applicable). The foregoing payments to be made upon a Pre-Change in Control Qualifying Termination are referred to as the “Accelerated Pre-Change in Control Qualifying Termination Annual Bonus Payment” and the payments to be made upon the occurrence of a Change in Control are referred to as the “Accelerated Change in Control Annual Bonus Payment.”

The Accelerated Change in Control Annual Bonus Payment shall be paid to the Executive on the 5th day following the Change in Control; provided, that in each case, any Accelerated Change in Control Annual Bonus Payment subject to a prior deferral election shall be paid in accordance with the terms of such deferral election. The Accelerated Pre-Change in Control Qualifying Termination Annual Bonus Payment shall be paid to the Executive in accordance with Exhibit A.
4.	Eligibility: Termination Following a Change in Control.
(a)	Subject to Section 3 above and the limitations described below, the Plan applies to: (i) Executives who are employed on the date that a Change in Control occurs and (ii) Executives whose employment with the Company is terminated pursuant to Sections 4(b) or 4(c) at a time when the Company is party to a definitive agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs) (such termination of employment, a “Pre-Change in Control Qualifying Termination”).

(b)	If an Executive’s employment is terminated by an Employer during the Severance Period and such termination is without Cause, the Executive will be entitled to the Severance Compensation described in Section 5.

(c)	An Executive may, during the Severance Period, terminate his employment with an Employer with the right to Severance Compensation described in Section 5 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred including, without limitation, other employment) (“Good Reason”):
(i)	(A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Employer which the Executive held immediately prior to the Change in Control, (B) a material (greater than 5%) reduction in the Executive’s Base Pay, other than as part of across the board reductions (on a like percentage basis) applicable at the same time to other Executives and the executive officers of the ultimate parent, if applicable, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a material (greater than 5%) reduction in the scope or aggregate value thereof, other than as part of a reduction applicable at the same time to executive officers of the Company and, if applicable, the ultimate parent; or

(ii)	the relocation of the office of the Company where the Executive is employed to a location at least fifty (50) miles from the Executive’s current work location, except for required travel on the Company’s business to an extent reasonably required to perform his duties hereunder; or

(iii)	any material breach of its obligations under the Plan by the Company or any successor thereto.
Notwithstanding anything in the Plan to the contrary, a termination of employment by the Executive for one of the reasons set forth in Sections 4(c)(i) through (iii), above, will not constitute “Good Reason” unless the Executive provides, within ninety (90) days of the initial existence of the condition described in Sections 4(c)(i) through (iii), above, written notice to the Company or the applicable Affiliated Employer of the existence of the condition and the Company has not remedied such condition within thirty (30) days of the receipt of such notice.

(d)	A termination by an Employer pursuant to Subsection (b) of this Section 4 or by an Executive pursuant to Subsection (c) of this Section 4 will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or an Affiliated Employer providing Employee Benefits, which rights shall be governed by the terms thereof.

(e)	Notwithstanding the preceding provisions of this Section 4, an Executive will not be entitled to Severance Compensation if his employment with an Employer is terminated during the Severance Period because the Executive (i) dies or (ii) becomes disabled and, in the case of disability, qualifies to receive disability benefits pursuant to the Company’s long term disability plan in effect immediately prior to the Change in Control, provided that the Executive is eligible to participate in such long-term disability plan (regardless of whether or not the Executive has elected to participate in such long-term disability plan), provided, however, that in the case of Subsection 4(e)(i), in the event an Executive dies following notice of the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason, in either case, during the Severance Period and on or prior to such Executive’s actual termination of employment, the Executive shall be deemed to have terminated employment on the date of such notice, and the Executive’s estate shall be entitled to any Severance Compensation or continuation of Severance Compensation to which the Executive would otherwise be entitled under this Plan, and the provisions of Section 10 of the Plan shall not apply to the Executive’s estate.
5.	Severance and Other Compensation.
(a)	If an Executive’s employment is terminated during the Severance Period pursuant to Section 4(b) of the Plan or if an Executive terminates his employment during the Severance Period pursuant to Section 4(c) of the Plan (including, in either case, a Pre-Change in Control Qualifying Termination), the Company shall pay to the Executive as Severance Pay the amounts described on Exhibit A within the time periods specified therein, and shall continue to provide to the Executive the other Severance Compensation described on Exhibit A for the periods described therein. In addition, the Company shall pay to the Executive (i) any unpaid Base Pay, through the date of the Executive’s termination, in accordance with the Company’s normal payroll practice; (ii) for any fiscal year prior to the fiscal year of termination, any unpaid benefits (as determined by the Committee) payable under each bonus compensation program in which the Executive participates, in accordance with the Company’s normal payroll practice with respect to such bonus compensation program but in no event later than March 15th of the year following the year in which termination occurs (or, to the extent such bonus is subject to a prior deferral election, in accordance with the terms of such deferral election); and (iii) the benefits the Executive has accrued through the date of the Executive’s termination under the Company’s Nonqualified Supplementary Benefit Plan, and any successor plan thereto which provides comparable benefits, in accordance with the terms of such plan.

(b)	Without limiting the rights of an Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal plus the lesser of 5% or the maximum rate of interest allowed by law (the “Interest Rate”). Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c)	Notwithstanding any provision of the Plan to the contrary, the rights and obligations under this Section 5 and Section 11 will survive any termination or expiration of the Plan or the termination of an Executive’s employment following a Change in Control for any reason whatsoever.
6.	Funding Upon Potential Change in Control.
(a)	Upon the occurrence of each of a Potential Change in Control or a Change in Control, the Company shall promptly deposit to the extent it has not done so, and in any event within five (5) business days of the applicable event, a sum equal to (i) the present value as of the date of the Potential Change in Control or the Change in Control, as applicable, of the payments to be made to the Executives under the provisions of Sections 3 and 5 hereof (other than with respect to options to acquire shares of Common Stock), plus (ii) the actuarial equivalent of the benefits the Executives have accrued under the Company’s Nonqualified Supplementary Benefit Plan, and any successor plan thereto which provides comparable benefits, on the date of the applicable event, in the Trust under the Cooper Tire & Rubber Company Master Grantor Trust Agreement, between the Company and National City Bank, as Trustee (the “Trust Agreement”) or any successor Trustee under the Trust Agreement at the time of the funding required by this Section 6; provided, however, the Trust shall not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code. For purposes of this Section 6, “actuarial equivalent” shall be determined using the 1994 Uninsured Pensioner Mortality Table (UP-94) and annual compound interest at the Corporate Bond yield average for bonds rated AAA by Moody’s reduced by fifty (50) basis points (.5 percent). The rate chosen from such table will be for the calendar month five months prior to the month which contains the effective date of payment and will be truncated to the lower 0.25% increment (e.g. 6.00%, 6.25%, 6.50%, etc.).

(b)	Any payments of compensation, pension, severance or other benefits by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay compensation, pension, severance and other benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay compensation, pension, severance and other benefits under this Plan. Any similar payments made directly by the Company to an Executive pursuant to this Plan will relieve the Trustee of the obligation to make such payments, will relieve the Company of the obligation to fund the Trust to the extent of such payments, and the Company may seek reimbursement from the Trustee for the payment or other arrangements made directly by the Company, as provided in the Trust Agreement.

(c)	In the event a Change in Control does not occur prior to the end of a Potential Change in Control Period, the Company may request within six (6) months of the end of such Potential Change in Control Period that the Trustee pay to the Company any amounts contributed to and remaining on hand in the Trust pursuant to Section 1(h) of the Trust Agreement as a result of the occurrence of the Potential Change in Control.
7.	Reduction of Certain Severance Compensation Payments.
(a)	Notwithstanding any other provisions in this Plan, in the event that any payment or benefit received or to be received by an Executive (including any payment or benefit received in connection with a Change of Control or the termination of the Executive’s employment, whether pursuant to the terms of this Plan or any other plan, program, arrangement or agreement) (all such payments and benefits, together the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Executive’s payments and/or benefits under this Plan, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the foregoing reduction shall not be made if the Total Payments to be provided to the Executive, determined on an after-tax basis (taking into account the Excise Tax, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income, OASDI and Medicare taxes) exceed 110% of the amount calculated without such reduction. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section 7, such payments or benefits will be reduced in the following order: (i) benefits under Exhibit A, Section l(g) (outplacement services) which are considered Parachute Payments; (ii) benefits under Exhibit A, Section 1(b) (lump sum severance) which are considered Parachute Payments; (iii) benefits under Section 3(b) and/or Exhibit A, Section 1(a) (pro-rated annual bonus compensation) which are considered Parachute Payments; (iv) benefits under Exhibit A, Section 1(c) (continued insurance benefits) which are considered Parachute Payments; (v) benefits under Section 3(a) and/or Exhibit A, Section 1(d) (LTP-BIC compensation) which are considered Parachute Payments; (vi) benefits under Exhibit A, Section 1(e) (time-vested restricted stock units) which are considered Parachute Payments; and (vii) benefits under Exhibit A, Section 1(f) (stock options) which are considered Parachute Payments (together, the “Potential Payments”).

(b)	For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of nationally recognized tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” (“Parachute Payments”) within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)	At the time that payments are made under this Plan, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company’s calculations based on an opinion or other advice the Executive received from his Tax Counsel or other advisors or consultants (and any such opinions or advice which are in writing shall be provided by the Executive to the Company), the Company shall pay to the Executive such portion of the Potential Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 7. All determinations required by this Section 7 (or requested by either the Executive or the Company in connection with this Section 7) shall be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7 shall not of itself limit or otherwise affect any other rights of the Executive under this Plan.
8.	No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for an Executive to find reasonably comparable employment following his termination of employment with the Company and the Affiliated Employers and that the non-competition agreement required by Section 10 will further limit the employment opportunities for an Executive. Accordingly, the provision of Severance Compensation by the Company to an Executive in accordance with the terms of the Plan is hereby acknowledged by the Company to be reasonable, and an Executive will not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of an Executive hereunder or otherwise, except as expressly provided in Section l(c) of Exhibit A.

9.	Certain Payments not Considered for Other Benefits, etc. The legal fee and expense reimbursement provided under Section 11 and reimbursements for outplacement counseling provided under Section l(g) of Exhibit A will not be included as earnings for the purpose of calculating contributions or benefits under any employee benefit plan of the Company.

10.	Confidentiality and Non-Compete Agreement and Release. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Company a Confidentiality and Non-Compete Agreement substantially in the form provided in Exhibit B and a Release substantially in the form provided in Exhibit C.

11.	Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under the Plan by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under the Plan or in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay and be solely financially responsible for any and all reasonable fees and related expenses incurred by the Executive in connection with any of the foregoing, and any reimbursement to the Executive hereunder will be made as soon as practical but in no event no later than the end of the calendar year following the year in which the legal fees and expenses are paid by the Executive. Notwithstanding the above, the Company shall not be obligated to reimburse or pay Executive for attorney fees and related expenses hereunder in the event any one or more of the following shall occur: (i) the Executive fails to prevail in at least one asserted claim; (ii) a court of competent jurisdiction determines that the Executive acted in bad faith, frivolously or with no colorable claim; or (iii) a court of competent jurisdiction determines that the Executive asserted a claim in violation of the Release.

12.	Employment Rights.
(a)	Nothing expressed or implied in the Plan shall create any right or duty on the part of the Company, an Affiliated Employer or an Executive to have the Executive remain in the employment of the Company or an Affiliated Employer at any time prior to or following a Change in Control.

(b)	Each Executive covered by this Plan expressly acknowledges that he is an employee at will, and that the Company may terminate him at any time prior to a Change in Control.
13.	Withholding of Taxes. The Company may withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

14.	Successors and Binding Effect.
(a)	The Company will require any successor, (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, or any specific group of the Company as designated by the Board, and to the extent of any delegation of the Board to a committee, by such committee, whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company and an Employer for the purposes of the Plan), to expressly assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company and an Employer would be required to perform if no such succession had taken place. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

(b)	The rights under the Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)	The rights under the Plan are personal in nature and neither the Company nor any Executive shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section 14. Without limiting the generality of the foregoing, an Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)	The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

(e)	The Company recognizes that each Executive will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under the Plan.

15.	Effect of Section 409A of the Code.
(a)	Notwithstanding anything to the contrary in the Plan, a termination of employment shall not be deemed to have occurred for purposes of any provision providing for payment upon or following a termination of an Executive’s employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service, and references to the “termination date,” “date of termination” or like terms shall mean the date of Separation from Service.

(b)	Notwithstanding anything to the contrary in the Plan, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) and the Company determines that any payments or taxable benefits to be provided to the Executive pursuant to Sections 5 and 11 of the Plan are or may become subject to the additional tax under Section 409A(a)(l)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (the “409A Taxes”) as applicable at the time such payments and benefits are otherwise required under the Plan unless payment is delayed for at least six (6) months following the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, then:
(i)	(A) such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or for shorter period of time that the Company determines is sufficient to avoid the imposition of the 409A Taxes (the “Payments Delay Period”), and (B) such payments shall be increased by an amount equal to interest on such payments for the Payments Delay Period at the Interest Rate; and

(ii)	(A) with respect to the provision of such taxable benefits, for a period of six months following the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or for shorter period of time that the Company determines is sufficient to avoid the imposition of the 409A Taxes (the “Benefits Delay Period”), the Executive shall be responsible for the full cost of securing such taxable benefits, and (B) on the first day following the Benefits Delay Period, the Company shall reimburse the Executive for the costs of providing such benefits imposed on the Executive during the Benefits Delay Period, plus interest accrued at the Interest Rate.
16.	Governing Law. All matters affecting this Plan, including the validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

17.	Validity. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

18.	Headings. The headings in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

19.	Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

20.	Administration of the Plan.
(a)	In General: The Plan shall be administered by the Company, which shall be the named fiduciary under the Plan.

(b)	Delegation of Duties: The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Pay, to named administrator or administrators.

(c)	Regulations: The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

(d)	Claims Procedure: Subject to the provisions of Section 7, the Company shall determine the rights of any employee of the Company to any Severance Compensation. Any employee or former employee of the Company or an Affiliated Employer who believes that he has not received any benefit under the Plan to which he believes he is entitled, may file a claim in writing with the General Counsel of the Company. The Company shall, no later than 90 days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Company’s decision on his claim within such 90-day period, the claim shall be deemed to have been denied in full.
A denial of a claim by the Company, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure.
A claimant whose claim is denied (or his duly authorized representative) may, within thirty (30) days after receipt of denial of his claim, request a review of such denial by the Company by filing with the Secretary of the Company a written request for review of his claim. If the claimant does not file a request for review with the Company within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Company on his claim. If a written request for review is so filed within such 30-day period, the Company shall conduct a full and fair review of such claim. During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. The Company shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.
(e)	Requirement of Receipt: Upon receipt of any Severance Compensation hereunder, the Company reserves the right to require any Executive to execute a receipt evidencing the amount and payment of such Severance Compensation.
21.	Amendment and Termination. The Board reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, change or terminate the Plan and/or any Committee Action, including any Exhibit thereto; provided, however, that during the pendency of a Potential Change in Control and after the occurrence of a Change in Control any such amendment, modification, change or termination that adversely affects the rights of any Executive under the Plan may not be made without the written consent of any such Executive.

22.	Other Plans, etc. If the terms of this Plan are inconsistent with the provisions of any other plan, program, contract or arrangement of the Company or any Affiliated Employer, to the extent such plan, program, contract or arrangement may be amended by the Company or an Affiliated Employer, the terms of the Plan will be deemed to so amend such plan, program, contract or arrangement, and the terms of the Plan will govern.
          IN WITNESS WHEREOF, Cooper Tire & Rubber Company has caused the Plan to be executed as of the 4th day of August 2010.

COOPER TIRE & RUBBER COMPANY
By:	/s/ Brenda S. Harmon
Brenda S. Harmon
Senior Vice President Chief Human Resources Officer

EXHIBIT A
COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN
Severance Compensation
1.	Severance Pay. Except as otherwise provided in this Exhibit A, each Executive whose employment is terminated during the Severance Period pursuant to Section 4(b) or Section 4(c) of the Plan (including a Pre-Change in Control Qualifying Termination) shall, subject to and conditioned upon compliance with Section 15 of the Plan and Section 2 of this Exhibit A, receive Severance Compensation from the Company as follows:
(a)	Pro-Rated Annual Bonus Compensation:
(i)	With respect to an Executive who experiences a Pre-Change in Control Qualifying Termination, the Company shall pay to the Executive the Accelerated Pre-Change in Control Qualifying Termination Annual Bonus Payment on the 31st day following the date of the Executive’s Pre-Change in Control Qualifying Termination; provided however, that any Accelerated Pre-Change in Control Qualifying Termination Annual Bonus Payment subject to a prior deferral election shall be paid in accordance with the terms of such deferral election;

(ii)	With respect to an Executive who does not experience a Pre-Change in Control Qualifying Termination, a single lump sum cash payment on the 31st day following the Executive’s termination of employment equal to an amount determined by multiplying the Executive’s target annual bonus amount by a fraction, the numerator of which is the number of full and partial months (on a fractional basis based on the number of days in the applicable month) from the beginning of the performance period (that commences after the Change in Control) to the date of termination and the denominator of which is 12 (or such other number of months in the applicable performance period) (the “Pro Rated Annual Bonus”); provided, that if such Pro Rated Annual Bonus is subject to a prior deferral election, the Pro Rated Annual Bonus will be paid in accordance with the terms of such deferral election;
(b)	Lump Sum Severance: a single lump sum cash payment on the 31st day following the Executive’s termination of employment equal to the Executive’s Multiple times the sum of (i) the Executive’s Base Pay plus (ii) the greater of (A) the Executive’s target annual incentive compensation for the year in which the Change in Control occurs, and (B) the Executive’s target annual incentive compensation for the year immediately prior to the Change in Control;

(c)	Continued Insurance Benefits: for the number of months determined by multiplying the Executive’s Multiple times twelve (12) following Executive’s termination date, the Company shall provide the Executive with life, accident and health insurance benefits substantially similar to those to which the Executive and the Executive’s family were entitled immediately prior to Executive’s termination, provided that, to the extent such health benefits are determined to be taxable by reason of Section 105(h) of the Code or otherwise, such health coverage shall be limited to eighteen (18) months following Executive’s termination date, and thereafter the Company shall provide retiree medical and life insurance coverage to the extent the Executive is eligible for such benefits under the terms of the applicable plans in effect immediately prior to Executive’s termination. Benefits otherwise receivable by the Executive pursuant to this Exhibit A, Section 1(c) shall be reduced to the extent the Executive is eligible to receive comparable benefits from other employment, and any such benefits eligibility shall be reported to the Company;

(d)	LTP-BIC: With respect to an Executive who experiences a Pre-Change in Control Qualifying Termination, the Company shall pay to the Executive (or settle in the case of equity-based awards) the cash and equity-based Accelerated Pre-Change in Control Qualifying Termination LTP-BIC Payment on the 31st day following the date of the Executive’s Pre-Change in Control Qualifying Termination; provided, however, with respect to an Executive that experiences a Pre-Change in Control Qualifying Termination, if there occurs a Change in Control during the 31-day period following the date of the Executive’s Pre-Change in Control Qualifying Termination, the Executive will be entitled to receive the full value of each equity-based Accelerated Pre-Change in Control Qualifying Termination LTP-BIC Payment award based upon the per share consideration received by holders of the Common Stock upon the Change in Control, payable on the 31st day following the Executive’s termination of employment; provided further, that in each case, any cash or equity-based Accelerated Pre-Change in Control Qualifying Termination LTP-BIC Payment subject to a prior deferral election shall be paid in accordance with the terms of such deferral election;

(e)	Time-Vested Restricted Stock Units: notwithstanding any provision in the Plan, this Exhibit A or any Award Agreement between the Executive and the Company to the contrary,
(i)	with respect to an Executive who experiences a Pre-Change in Control Qualifying Termination, all restricted stock units granted to the Executive that vest based solely upon the Executive’s continuous employment with the Company through a stated vesting date, (including dividend equivalents credited thereon), if then unvested, shall fully vest immediately upon the Executive’s termination of employment, and if not previously distributed, on the 31st day following the Executive’s termination of employment (or, if applicable, in accordance with the terms of any previously elected deferral election), the Company shall deliver to the Executive with respect to each such vested restricted stock unit one share of Common Stock (or equivalent shares of the acquiring company’s common stock); provided, however, if there occurs a Change in Control during such 31-day period, the Executive shall be entitled to receive the full value of each such vested restricted stock unit based upon the per share consideration received by holders of the Common Stock upon the Change in Control, payable on the 31st day following the Executive’s termination of employment (or, if applicable, in accordance with the terms of any previously elected deferral election);

(ii)	with respect to an Executive who does not experience a Pre-Change in Control Qualifying Termination,
(A)	if upon a Change in Control, the successor to the Company assumes (expressly or impliedly by operation of law) the Company’s obligations under any applicable restricted stock unit award or plan document or issues to the Executive a substitute equity-based award of equivalent value on no less favorable terms for vesting or payment as provided under the restricted stock unit award so replaced, all restricted stock units granted to the Executive that vest based solely upon the Executive’s continuous employment with the Company through a stated vesting date, (including dividend equivalents credited thereon), if then unvested, shall vest and be paid in accordance with the terms and conditions of such award; provided, however, if the Executive’s employment is subsequently terminated during the Severance Period pursuant to Section 4(b) or Section 4(c) of the Plan, all restricted stock units granted to the Executive that vest based solely upon the Executive’s continuous employment with the Company through a stated vesting date, (including dividend equivalents credited thereon), if then unvested, shall fully vest immediately upon the Executive’s termination of employment, and if not previously distributed, on the 31st day following the Executive’s termination of employment (or, if applicable, in accordance with the terms of any previously elected deferral election), the Company shall deliver to the Executive with respect to each such vested restricted stock unit one share of Common Stock (or equivalent shares of the acquiring company’s common stock);

(B)	if upon the Change in Control, the successor to the Company has not assumed (expressly or impliedly by operation of law) the Company’s obligations under any applicable restricted stock unit award or plan document or issued to the Executive a substitute equity-based award of equivalent value on no less favorable terms for vesting or payment as provided under the restricted stock unit award so replaced, all restricted stock units granted to the

Executive that vest based solely upon the Executive’s continuous employment with the Company through a stated vesting date, (including dividend equivalents credited thereon), if then unvested, shall fully vest immediately upon the consummation of the Change in Control, and if not previously distributed, the Company shall pay to the Executive with respect to each such vested restricted stock unit the full value thereof based upon the per share consideration received by holders of the Common Stock upon the Change in Control, payable at the same time as such holders of the Common Stock receive their consideration (or, if applicable, in accordance with the terms of any previously elected deferral election);
(f)	Stock Options. Notwithstanding any provision in the Plan, this Exhibit A, the Incentive Compensation Plan, the 1998 Option Plan, any other relevant plan or program or any Award Agreement between the Company and the Executive to the contrary,
(i)	regardless of whether or not the Executive’s employment is terminated during the Severance Period pursuant to Section 4(b) or 4(c) of the Plan, if upon a Change in Control, the successor to the Company has not assumed (expressly or impliedly by operation of law) the Company’s obligations under the applicable option award or plan document or issued to the Executive a substitute stock option award of equivalent value on no less favorable terms for vesting or payment as provided under the stock option award so replaced, all stock options granted to the Executive by the Company which have not otherwise vested shall vest immediately upon the consummation of the Change in Control, and such vested stock options, to the extent that the shares of Common Stock underlying the stock options remain outstanding, shall remain exercisable for a period of ninety (90) days following the Executive’s termination (or such longer period as may be set forth in the Incentive Compensation Plan, the 1998 Option Plan, other relevant plan or program, or Award Agreement, as applicable), but not later than the expiration of the stated option term. In the event that the shares of Common Stock underlying the stock options do not remain outstanding, on the date such shares of Common Stock cease to be outstanding, the Company shall pay to the Executive with respect to each such stock option a lump sum cash payment equal to the excess of the per share consideration received by holders of the Common Stock upon the Change in Control over the exercise price of such stock option;

(ii)	with respect to an Executive whose employment is terminated during the Severance Period pursuant to Section 4(b) or Section 4(c) of the Plan (other than a Pre-Change in Control Qualifying Termination), if upon a Change in Control, the successor to the Company assumes (expressly or impliedly by operation of law) the Company’s obligations under the applicable option award or plan document or issues to the Executive a substitute stock option award of equivalent value on no less favorable terms for vesting or payment as provided under the stock option award so replaced, all stock options granted to the Executive by the Company which have not otherwise vested shall vest immediately upon the Executive’s termination of employment during the Severance Period pursuant to Section 4(b) or 4(c) of the Plan, and such vested stock options shall remain exercisable for a period of ninety (90) days following the Executive’s termination (or such longer period as may be set forth in the Incentive Compensation Plan, the 1998 Option Plan, other relevant plan or program, or Award Agreement, as applicable), but not later than the expiration of the stated option term;

(iii)	with respect to an Executive who experiences a Pre-Change in Control Qualifying Termination, all stock options granted to the Executive by the Company which have not otherwise vested shall vest immediately upon the termination of the Executive’s employment, and such vested stock options, to the extent that the shares of Common Stock underlying the stock options remain outstanding, shall remain exercisable for a period of ninety (90) days following the Executive’s termination (or such longer period as may be set forth in the Incentive Compensation Plan, the 1998 Option Plan, other relevant plan or program, or Award Agreement, as applicable), but not later than the expiration of the stated option term. In the event that the shares of Common Stock underlying the stock options do not remain outstanding, on the date such shares of Common Stock cease to be outstanding, the Company shall pay to the Executive with respect to each such stock option a lump sum cash payment equal to the excess of the per share consideration received by holders of the Common Stock upon the Change in Control over the exercise price of such stock option;
For purposes hereunder, the term “stock option” should be read to include all other similar equity instruments, including, but not limited to, stock appreciation rights;

(g)	Outplacement Services: outplacement services by a firm selected by the Executive from a list provided by the Company so long as such services are commenced within twelve (12) months following termination, at the expense of the Company in an amount up to 15% of the Executive’s Base Pay, payable within thirty (30) days after receipt of an invoice from the outplacement firm.

(h)	Notwithstanding anything herein to the contrary, in no event shall amounts in respect of any restricted stock units, performance-based equity awards or other stock rights that, as determined by the Company, provides for the “deferral of compensation” (as such term is defined under Section 409A of the Code), that were granted or became vested on or after January 1, 2005, be distributed pursuant to Exhibit A prior to the occurrence of the earlier of either (i) the

Executive’s termination (or such later date required under Section 15 of the Plan), (ii) the Executive’s death or “disability” (as such term is defined under Section 409A of the Code), (iii) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company (each as defined under Section 409A of the Code), or (iv) the specified time or fixed schedule as may be elected by the Executive in accordance with the applicable plan or arrangement and Section 409A of the Code. This provision shall not apply to any stock options which are not considered deferred compensation subject to Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-l(b)(5); and

(i)	Any cash payment under Section 1(d) or Section 1(e) of this Exhibit A shall be deemed to be in lieu of and in substitution for any right the Executive may have to such vested restricted stock units and/or performance-based equity awards, as applicable, under the terms of any Award Agreement between the Company and the Executive, and the Executive agrees to surrender all such vested restricted stock units and/or performance-based equity awards, as applicable, being cashed out hereunder immediately prior to receiving the cash payment described above. For purposes hereunder, the term “restricted stock unit” and/or “performance-based equity award” should be read to include all other similar equity instruments, including, but not limited to, restricted stock;
2.	Release. Notwithstanding the foregoing, with respect to each Executive whose employment is terminated during the Severance Period pursuant to Section 4(b) or Section 4(c) of the Plan (including a Pre-Change in Control Qualifying Termination), as a condition to the payment of any Severance Compensation pursuant to Section 5(a) of the Plan and Section 1 of this Exhibit A, within thirty (30) days of the date of the Executive’s termination of employment, the Executive will be required to deliver to the Company (a) two (2) fully executed and non-revocable originals of the Release, substantially in the form set forth in Exhibit C of the Plan, and (b) two (2) fully executed and non-revocable originals of the Confidentiality and Non-Compete Agreement, substantially in the form set forth in Exhibit B of the Plan. Failure by the Executive to deliver a valid Release and a valid Confidentiality and Non-Compete Agreement, each within thirty (30) days of the Executive’s termination of employment, shall relieve the Company of its obligations under Section 1 of this Exhibit A.

EXHIBIT B
COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN
Confidentiality and Non-Compete Agreement
WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) or (c) of the Cooper Tire & Rubber Company Change in Control Severance Pay Plan, (amended and restated as of August 4, 2010 ) (the “Plan”); and
WHEREAS, the Executive is required to sign this Confidentiality and Non-Compete Agreement (“Agreement”) in order to receive the Severance Compensation and the other benefits described in the Plan.
NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
1.	Effective Date of Agreement. This Agreement is effective on the date set forth below and will continue in effect as provided herein.

2.	Confidentiality; Confidential Information. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:
(a)	The Executive acknowledges and agrees that in the performance of his duties as an employee of the Cooper Tire & Rubber Company (the “Company”) or an Affiliated Employer, he was brought into frequent contact with, had access to, and became informed of confidential and proprietary information of the Company and the Affiliated Employers and/or information which is a trade secret of the Company and/or an Affiliated Employer (collectively, “Confidential Information”), as more fully described in Subsection (b) of this Section. The Executive acknowledges and agrees that the Confidential Information of the Company and the Affiliated Employers gained by the Executive during his association with the Company and the Affiliated Employers was developed by and/or for the Company and the Affiliated Employers through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and the Affiliated Employers.

(b)	The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or an Affiliated Employer without limitation as to when or how the Executive may have acquired such Confidential Information. The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the

Executive and whether compiled or created by the Company or an Affiliated Employer, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and the Affiliated Employers to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and the Affiliated Employers, and that any retention or use by the Executive of Confidential Information after the termination of the Executive’s employment with and services for the Company and the Affiliated Employers shall constitute a misappropriation of the Company’s Confidential Information.

(c)	The Executive further agrees that he shall return, within ten (10) days of the effective date of his termination as an employee of the Company and the Affiliated Employers, in good condition, all property of the Company and the Affiliated Employers then in his possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or an Affiliated Employer, (ii) keys to property of the Company or an Affiliated Employer, (iii) files and (iv) blueprints or other drawings.

(d)	The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Company or an Affiliated Employer shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and the Affiliated Employers under general legal or equitable principles or statutes.
3.	Non-Compete. The Executive agrees that he will not, without prior Committee Action, for the period equal to the Executive’s Multiple number of year or years utilized in the determination of Severance Pay in Section 1(b) of Exhibit A of the Plan (the “Non-Compete Period”), engage in Competitive Activity, as hereafter defined.

4.	Non-solicitation. The Executive further agrees that he will not, directly or indirectly, during the Non-Compete Period:
(a)	induce or attempt to induce customers, business relations or accounts of the Company or any of the Affiliated Employers to relinquish their contracts or relationships with the Company or any of the Affiliated Employers; or

(b)	solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of the Affiliated Employers or to terminate their engagements with the Company and/or any of the Affiliated

Employers or assist any competitors of the Company or any of the Affiliated Employers in securing the services of such employees, agents or independent contractors.
5.	Definitions. For purposes of this Agreement, “Competitive Activity” means the Executive’s participation, without the written consent of any one of the Chairman, Chief Executive Officer, or Chief Operating Officer, if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any Affiliated Employer and such enterprise’s sales of any product or service competitive with any product or service of the Company or any Affiliated Employer amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or Affiliated Employer’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise. Capitalized terms in this Agreement shall have the definitions contained in the Plan.
          IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.

Dated:

[ ]
Executive

EXHIBIT C
COOPER TIRE & RUBBER COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN
Release
          WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) or (c) of the Cooper Tire & Rubber Company Change in Control Severance Pay Plan, (amended and restated as of August 4, 2010) (the “Plan”); and
          WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit A of the Plan and the other benefits described in the Plan.
          NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
1.	This Release is effective on the date set forth below and will continue in effect as provided herein.

2.	In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Plan, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper Tire & Rubber Company (“Cooper”), its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:
(a)	any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(b)	any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof, and any other applicable state statutes and regulations; and (c) any and all claims of

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wrongful or unjust discharge or breach of any contract or promise, express or implied.
provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Plan or under this Release.
3.	Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.

4.	Executive further agrees and acknowledges that:
(a)	The release provided for herein releases claims to and including the date of this Release;

(b)	Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c)	Executive has been given a period of twenty-one (21) days to review and consider the terms of this Release, prior to its execution and that he may use as much of the twenty-one (21) day period as he desires; and

(d)	Executive may, within seven (7) days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to make payments or provide benefits to Executive as set forth in Section 5 of the Plan.
5.	Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6.	Executive waives and releases any claim that he has or may have to reemployment after ____________.

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     IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
[ ] Executive

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